EXHIBIT 99.1

      SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR IMMEDIATE RELEASE
STURM, RUGER & COMPANY, INC. REPORTS SALE OF
NON-MANUFACTURING REAL ESTATE
     SOUTHPORT, CONNECTICUT, April 18, 2007 — Sturm, Ruger & Company, Inc. (NYSE-RGR) announced that it sold non-manufacturing real property located in Prescott, Arizona for $5 million on April 16, 2007. The purchaser of the property was Yavapai County Community College.
     The Company expects to realize a gain of approximately $1.5 million from this sale in the second quarter of 2007. In December 2006, the Company announced its intention of selling its non-manufacturing real property assets and artwork. This sale in Arizona, and the sale of New Hampshire real property, as announced in March 2007, were two of the major opportunities the Company anticipated when it made the announcement. Additional non-manufacturing properties continue to be marketed, but the Company does not expect any further significant sales of real property or artwork during 2007.

About Sturm, Ruger
     Sturm, Ruger was founded in 1949. The Company’s business segments are engaged in the manufacture of the world famous RUGER® brand of sporting and law enforcement firearms and steel investment castings for a variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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